UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Uncommon Investment Funds Trust

(Name of Registrant as Specified in Its Charter)

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UNCOMMON PORTFOLIO DESIGN CORE EQUITY ETF

_______________________________

SPECIAL MEETING OF SHAREHOLDERS

_______________________________

July 1, 2022

Cancellation Notice

URGENT PROXY INFORMATION

The Special Meeting (the “Special Meeting”) of Shareholders of the Uncommon Portfolio Design Core Equity ETF (the “Fund”), a series of Uncommon Investment Funds Trust (the “Trust”), originally scheduled for April 28, 2022 and subsequently adjourned to May 5, May 19, June 2 and June 30, 2022, has been cancelled and permanently adjourned.

As described in the Proxy Statement mailed to the Fund’s shareholders dated April 7, 2022, the Special Meeting was called for the purposes of: (i) the approval of a new investment advisory agreement between the Trust, on behalf of the Fund, and Uncommon Portfolio Design, Inc.; and (ii) any other matters that properly come before the Special Meeting or any adjournments or postponements thereof.

As noted in the Supplement to the Fund’s Prospectus and Statement of Additional Information (the “SAI”) dated June 30, 2022, the Board of Trustees (the “Board”) of the Trust approved the closure, liquidation and termination of the Fund on June 30, 2022. The Board determined that the closure, liquidation and termination of the Fund is in the best interests of the Fund and its shareholders. Accordingly, the Fund is expected to cease operations, liquidate its assets, and distribute the liquidation proceeds to shareholders of record on July 29, 2022.

The Supplement to the Prospectus and SAI, which contains further details regarding the closure, liquidation and termination of the Fund, will be mailed to shareholders. If you have any immediate questions regarding the closure, liquidation and termination of the Fund, please call the Fund at 1-888-291-2011.

In light of the liquidation of the Fund, the Board has determined that there is no need to hold the Special Meeting. Therefore, the Special Meeting has been cancelled and permanently adjourned.

By Order of the Board of Trustees

/s/ Eric Rubin

President

Uncommon Investment Funds Trust